Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 14, 2022, which includes an explanatory paragraph as to the company’s ability to continue as going concern, with respect to the financial statements of Oxeia Biopharmaceuticals, Inc. as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021. We also consent to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey
April 14, 2022